[ARTICLE] 5
[LEGEND]
Registrant is a limited partnership which invests in real estate, participating mortgage loans, and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.

[PERIOD-TYPE]                   3-MOS
[FISCAL-YEAR-END]                          DEC-31-1998
[PERIOD-END]                               MAR-31-1998
[CASH]                                       3,174,053
[SECURITIES]                                         0
[RECEIVABLES]                                  276,675
[ALLOWANCES]                                         0
[INVENTORY]                                          0
[CURRENT-ASSETS]                                     0
[PP&E]                                               0
[DEPRECIATION]                                       0
[TOTAL-ASSETS]                              42,513,143<F1>
[CURRENT-LIABILITIES]                                0
[BONDS]                                              0
[COMMON]                                             0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[OTHER-SE]                                  42,191,575<F2>
[TOTAL-LIABILITY-AND-EQUITY]                42,513,143<F3>
[SALES]                                              0
[TOTAL-REVENUES]                             1,092,467<F4>
[CGS]                                                0
[TOTAL-COSTS]                                        0
[OTHER-EXPENSES]                               336,242<F5>
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                                   0
[INCOME-PRETAX]                                756,225
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                            756,225
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                   756,225
[EPS-PRIMARY]                                     3.93<F6>
[EPS-DILUTED]                                        0

<F1>In addition to cash and receivables, total assets include net investments in building and improvements of $6,043,708, investment in unconsolidated partnerships of $32,740,700 and net deferred expenses of $278,007.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and other liabilities of $223,649 and security deposits of $97,919.
<F4>Total revenue includes rent of $478,330, equity in earnings of unconsolidated partnerships of $565,867 and other revenue of $48,270.
<F5>Other expenses include property operating expenses of $198,427, depreciation and amortization of $64,325 and general and administrative expenses of $73,490.
<F6>Represents net income per Unit of limited partnership interest.